ATLANTIC AMERICAN REPORTS FIRST QUARTER RESULTS

● Insurance premiums increase 16.4% in 1st quarter 2014 compared to 1st quarter 2013
● Life and health and property and casualty insurance premiums increase 5.4% and 45.9%, respectively, in 1st quarter 2014 compared to 1st quarter 2013
● 1st quarter 2014 operating income of $0.9 million more than double 1st quarter 2013 operating income of $0.3 million

ATLANTA, Georgia, May 12, 2014 - Atlantic American Corporation (Nasdaq- AAME) today reported first quarter 2014 results, which included a 16.4% increase in insurance premiums for the quarter ended March 31, 2014 to $38.4 million as compared to $33.0 million in the first quarter of 2013.  Total revenues were up 12.3% in the comparable period.  Net income declined slightly to $0.8 million or $0.03 per common share in the first quarter of 2014 as compared to $0.9 million or $0.04 per common share in the first quarter of 2013; however, operating income for the first quarter of 2014 was $0.9 million as compared to $0.3 million for the first quarter of 2013.  Realized investment gains during the first quarter of 2014 were $0.1 million as compared to $0.7 million in the first quarter of 2013.

Additionally, the Company announced that the Board of Directors has terminated the Company’s existing stock repurchase plan and approved a new repurchase plan that allows for the repurchase of up to 750,000 shares of the Company’s common stock from time to time in accordance with applicable securities laws and other requirements.

Commenting on the quarter, Hilton H. Howell, Jr., Chairman, president and chief executive officer, stated, “Our solid premium growth has continued into 2014; although, with the award of a significant new state contract in 2013, the most significant increases in our earned premiums are now in our property and casualty operations.  The combination of premium increases with reduced losses, as a percentage of the related premiums, in our life and health operations resulted in the substantial increase in our operating income in the first quarter of 2014 as compared with the same period in 2013.  Further, we are pleased that the board has determined to provide the Company with a new share repurchase authorization.  We believe this reflects our financial strength and evidences our continued commitment to our shareholders.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended
	March 31,
(Unaudited; In thousands, except per share data)	2014	2013
Insurance premiums
Life and health	$ 25,392	$ 24,092
Property and casualty	13,026	8,927
Investment income	2,598	2,905
Realized investment gains, net	108	678
Other income	36	48

Total revenue	41,160	36,650

Insurance benefits and losses incurred
Life and health	16,731	18,040
Property and casualty	10,097	5,322
Commissions and underwriting expenses	9,907	9,283
Interest expense	429	577
Other expense	3,003	2,417

Total benefits and expenses	40,167	35,639

Income before income taxes	993	1,011
Income tax expense	173	89

Net income	$ 820	$ 922

Earnings per common share (basic and diluted)	$ 0.03	$ 0.04

Reconciliation of Net Income to non-GAAP measurements

Net income	$ 820	$ 922
Income tax expense	173	89
Realized investment gains, net	(108)	(678)

Operating income	$ 885	$ 333

	March 31,	December 31,
Selected Balance Sheet Data	2014	2013

Total cash and investments	$ 257,110	$ 262,063
Insurance subsidiaries	229,533	228,605
Parent and other	27,577	33,458
Total assets	311,942	319,381
Insurance reserves and policyholder funds	157,783	162,373
Debt	41,238	41,238
Total shareholders' equity	101,860	100,927
Book value per common share	4.52	4.47
Statutory capital and surplus
Life and health	34,927	34,530
Property and casualty	39,088	39,092